EXHIBIT 8.2

Law Offices
ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
12th Floor
734 15th Street, N.W.
Washington, D.C.  20005

Telephone (202) 347-0300
Facsimile (202) 347-2172
WWW.EMTH.COM

_____ __, 2008

Home Federal Bancorp, Inc. of Louisiana
Home Federal Mutual Holding Company of Louisiana
624 Market Street
Shreveport, Louisiana 71101

Re: Acquisition of First Louisiana Bancshares, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Home Federal Bancorp, Inc. of Louisiana, a federally chartered subsidiary holding company (“Home Bancorp”) and Home Federal Mutual Holding Company of Louisiana, a federally-chartered mutual holding company (“MHC”), in connection with the proposed merger (the “Merger”) of First Louisiana Bancshares, Inc., a Louisiana corporation (“Company”) with and into Home Federal Bancorp, Inc. of Louisiana, a Louisiana corporation recently organized by Home Bancorp (“Holding Company”), pursuant to the Agreement and Plan of Merger, dated as of December 11, 2007, between Home Bancorp, MHC and the Company (the “Merger Agreement”).  In addition, the Holding Company, as of February 28, 2008, entered into an accession agreement pursuant to which it became a party to the Merger Agreement.  At your request, we are rendering our opinion on the federal income tax consequences of the Merger.

For purposes of the opinion set forth below, we have relied, with the consent of the Holding Company and the Company, upon the accuracy and completeness of the statements and representations of a factual nature (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of the Holding Company and the Company dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the effective time of the Merger. We also have relied upon the completeness and accuracy of the registration statement on Form S-1 filed by the Holding Company with the Securities and Exchange Commission (the “SEC”) in connection with the Merger (the “Registration Statement”) and the Joint Prospectus/Proxy Statement of the Holding Company and the Company included therein (the “Prospectus/Proxy Statement”).  We also have assumed that (i) the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and (ii) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement.

Home Federal Bancorp, Inc. of Louisiana
Home Federal Mutual Holding Company of Louisiana
March __, 2008

We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative interpretations and judicial precedents as of the date hereof.  If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may become inapplicable.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that (1) the discussion contained in the Prospectus/Proxy Statement under the caption “The Merger − Material United States Federal Income Tax Considerations” constitutes in all material respects a fair and accurate summary of the United States federal income tax consequences resulting from the Merger, and (2) the Merger will qualify as a “reorganization” under Section 368(a) of the Code, subject to the qualifications and conditions set forth in the Registration Statement.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation.  We are members of the Bar of the District of Columbia, and we do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the headings “The Merger − Material United States Federal Income Tax Considerations” and “Legal Matters” in the Prospectus/Proxy Statement constituting a part thereof.  In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulation of the SEC.

Very truly yours,

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

By:
D. Max Seltzer, a Partner